UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 8, 2014
BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)           Not applicable
(b)          Not applicable

(c)           Not applicable

(d)                     On January 8, 2014, Boise Cascade Company’s (the "Company") board of directors expanded the size of the Board of Directors from eight to nine directors and elected Ms. Karen E. Gowland to fill the newly created vacancy effective January 8, 2014.

Ms. Gowland was the senior vice president, general counsel and secretary of Boise Inc. from August 2010 until its acquisition by Packaging Corporation of America (“PCA”) in October 2013 and will continue as an employee of PCA until March 1, 2014. PCA is a leading manufacturer of a wide variety of packaging and paper products. From February 2008 to July 2010, she served as Boise Inc.’s vice president, general counsel and secretary. From October 2004 to February 2008, Ms. Gowland served as vice president, general counsel and secretary of the Company.

The Company had commercial relationships with Boise Inc. that amounted to approximately $128 million in 2013. Those involve log and chip purchases and sales of approximately $112 million and an outsourcing services agreement under which Boise Inc. provides the Company corporate services such as payroll, information technology, and accounting support for approximately $16 million. These commercial relationships continue in 2014. The Company’s board has determined that, following her termination from PCA, Ms. Gowland will become an independent director as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Ms. Gowland received a B.S. in Accounting and a J.D. from the University of Idaho. She is a member of the board of directors of the University of Idaho Foundation.

As a non-employee director, Ms. Gowland will receive the same compensation paid to all non-employee directors of the Company.

(e)     Not applicable

Item 9.01  Financial Statements and Exhibits.
The following exhibits are furnished herewith.
(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	News release dated January 8, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: January 8, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	News release dated January 8, 2014